UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 5, 2021

NorthWestern Corp
(Exact name of registrant as specified in its charter)

Delaware			1-10499	46-0172280
(State or other jurisdiction of incorporation or organization)			(Commission File Number)	(I.R.S. Employer Identification No.)
3010 W. 69th Street	Sioux Falls	South Dakota		57108
(Address of principal executive offices)				(Zip Code)
Registrant’s telephone number, including area code: 605-978-2900

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock	NWE	Nasdaq
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging Growth Company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b) Resignation of Directors
On February 5, 2021, Stephen P. Adik and Julia L. Johnson each separately notified NorthWestern Corporation d/b/a NorthWestern Energy (Nasdaq: NWE) (the "Company") of their intention to retire and to not seek re-election to serve another term as a member of the Company's Board of Directors (the "Board"). Mr. Adik and Ms. Johnson will retire from the Board, effective as of the election of the members of the Board at the Company's annual meeting of stockholders, currently scheduled for April 22, 2021. The Board has selected Dana J. Dykhouse to succeed Mr. Adik as non-executive Board chair.
On the effective date of their retirement, each of Mr. Adik and Ms. Johnson will have served as a Board member for over 16 years. Neither individual's decision to leave the Board is based on or reflective of any disagreement related to the Company's operations, policies or practices.
Following Mr. Adik's and Ms. Johnson's announcements, Bob Rowe, the Company's president and chief executive officer said, "Steve Adik and Julia Johnson have been invaluable board members. Their distinguished careers, experience, and stature within the utility industry have been significant factors in our success, beginning with the company’s emergence from bankruptcy in 2004 and continuing today. We will miss their presence and leadership on our board. I look forward to their friendship and advice for many years to come. We are fortunate to have another experienced leader, Dana Dykhouse, to take over the reins as independent board chair. Dana has been an outstanding human resources committee chair and active in all aspects of the board's duties. He's a respected leader and brings first-hand knowledge of our service territory to guide our Board through its next chapter."

(c) Appointment of officers.
On February 5, 2021, the Board appointed Brian B. Bird as president and chief operating officer. Mr. Bird, currently the Company's chief financial officer, will succeed Bob Rowe as president. Mr. Rowe will continue to serve as chief executive officer. Also on February 5, 2021, the Board appointed Crystal D. Lail as vice president and chief financial officer to replace Mr. Bird, and Jeffrey B. Berzina, the Company's controller, to replace Ms. Lail in the principal accounting officer role. Each of these appointments will be effective as of February 15, 2021.
Mr. Bird, 58, has served as the Company's chief financial officer since December 2003. He will be eligible to receive an initial annual base salary of $500,000, subject to periodic review and adjustment. He currently is a participant in the Company's annual incentive program, long-term incentive program, and executive retention and retirement program. As a result of his new appointment, his target awards will increase, respectively, to 75%, 140%, and 30% of base salary under such programs. The terms of the awards provided under these programs are expected to be consistent with terms of such awards provided to other executives of the Company. Mr. Bird also is a current participant in the Company's pension plan and other retirement plan and is eligible to participate in the Company's deferred compensation plan and executive annual physical benefit.
Ms. Lail, 42, most recently served as the Company's vice president and chief accounting officer since April 2020, vice president and controller since October 2015, and in other successive financial roles since joining the Company in January 2003. She will be eligible to receive an initial annual base salary of $375,000, subject to periodic review and adjustment. She currently is a participant in the Company's annual incentive program, long-term incentive program, and executive retention and retirement program. As a result of her new appointment, her target awards will increase, respectively, to 50%, 90%, and 25% of base salary under such programs. The terms of the awards provided under these programs are expected to be consistent with terms of such awards provided to other executives of the Company. Ms. Lail also is a current participant in the Company's pension plan and other retirement plan and is eligible to participate in the Company's deferred compensation plan and executive annual physical benefit.
Mr. Berzina, 48, has been serving as the Company's controller since April 2020 and, with Ms. Lail's promotion to chief financial officer, will serve as the Company's principal accounting officer. Prior to joining the Company, Mr. Berzina was chief financial officer at Strider International, Inc. (2018-20) and before that served in a variety of finance and accounting roles at Black Hills Corporation, including vice president — strategy and corporate development (2013-18) and vice president — corporate controller (2008-13). He will be eligible to receive an initial annual base salary of $225,000, subject to periodic review and adjustment. He currently is a participant in the Company's annual incentive program and long-term incentive program and his target awards will remain at 25% of base salary under each program. The terms of the awards provided under these programs are expected to be consistent with terms of such awards provided to other executives of the Company. Mr. Berzina is eligible to participate in the Company's deferred compensation plan.
Signatures
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NorthWestern Corporation

By:	/s/ Timothy P. Olson
Timothy P. Olson
Corporate Secretary
Date: February 10, 2021